Exhibit 23.5

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-8 of the 2013 Hannon Armstrong Sustainable Infrastructure Capital, Inc. Equity Incentive Plan of our report dated March 8, 2019 related to the consolidated financial statements of Buckeye Wind Energy Class B Holdings LLC and Subsidiaries as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018, appearing in the Annual Report on Form 10-K/A of Hannon Armstrong Sustainable Infrastructure Capital, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Chicago, Illinois

March 27, 2019